Exhibit 10.1
SEPARATION AND CONSULTING AGREEMENT
THIS SEPARATION AND CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of February 1, 2011 (the “Effective Date”), by and between MAGELLAN MIDSTREAM HOLDINGS GP, LLC, a Delaware limited liability company (the “Company”), and DON WELLENDORF (“Executive”), an employee of the Company. The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.” Defined terms shall have the meanings ascribed to them in Appendix A of this Agreement.
W I T N E S S E T H:
WHEREAS, Executive's employment with the Company and any of its Affiliates will terminate as a result of his retirement as an employee and officer of the Company effective as of January 31, 2011 (the “Retirement Date”);
WHEREAS, the Parties wish to confirm the benefits to which Executive is entitled as a result of his resignation and retirement;
WHEREAS, the Company wishes to engage Executive as an independent contractor to assist with the transition of Executive's duties and responsibilities by reason of his termination on an “as needed basis” and to provide other advisory and consulting services to the Company immediately following the Retirement Date during the Consulting Term; and
WHEREAS, Executive's termination of employment with the Company will be a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Code”) as of the Retirement Date because the Company and Executive reasonably anticipate that the level of bona fide services Executive will perform after the Retirement Date will permanently decrease to no more than 20% of the average level of bona fide services performed by Executive for the Company over the immediately preceding 36-month period;
WHEREAS, the Parties desire to have no further obligations to each other, except as specifically provided herein;
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Parties agree as follows:
1.Resignation and Retirement. As of the Retirement Date, Executive's employment with the Company and any of its Affiliates will end, and Executive will cease to perform services for the Company and any of its Affiliates in the capacities as a Director and officer as of such date. Effective as of the Retirement Date, Executive hereby resigns as a Director and officer of the Company and all of its Affiliates and also resigns from any and all other positions he holds by reason of employment by the Company or its Affiliates.

2.Retirement Benefits. Subject to the terms and conditions of this Agreement, the Parties agree that Executive is entitled to the following:

(a)Normal Compensation Items.

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(i)2008 Phantom Unit Award - vested December 31, 2010 and payable in accordance with governing documents;

(ii)2010 Annual Incentive Program Payout, payable in accordance with governing documents.

(b)Additional Compensation Due to Retirement.

(i)2010 Phantom Unit Award of Retention Units: One-third of the target grant of 36,116 Phantom Units of Magellan Midstream Partners, L.P. were granted pursuant to that certain Phantom Unit Agreement dated effective February 12, 2010 (the “2010 Phantom Unit Agreement”), as a Retention Award. Said Retention Award will be prorated at 36% and vest upon the Retirement Date, but be payable at the time specified in the 2010 Phantom Unit Agreement;

(ii)2010 Phantom Unit Award of Performance Units: Two-thirds of the target grant of 36,116 Phantom Units of Magellan Midstream Partners, L.P. were granted pursuant to the 2010 Phantom Unit Agreement as a Performance Award. Said Performance Award will be prorated at 36% and be payable at the time specified in the 2010 Phantom Unit Agreement without regard to any future services requirement, but only to the extent that the requisite performance goals are met, and the final payment will be based upon the degree of achievement of the performance goals. In the event of a Change in Control (as defined in the Magellan Midstream Partners Long-Term Incentive Plan (the “LTIP”)) after the Retirement Date and prior to the end of the applicable Restricted Period (as defined in the 2010 Phantom Unit Agreement), the payment amount with respect to such prorated Award will be determined as if Executive terminated for Good Reason (as defined in the LTIP) immediately following the Change in Control under Section 7(b) of the LTIP, and the Award will be settled promptly thereafter; provided further that if such Award is subject to Code Section 409A, then such payment settlement instead will be paid at the end of the applicable Restricted Period as determined under the 2010 Phantom Unit Agreement;

(iii)2009 Phantom Unit Award: The grant pursuant to that certain Phantom Unit Agreement dated effective March 4, 2009 (the “2009 Phantom Unit Agreement”), with a target grant of 29,805 Phantom Units of Magellan Midstream Partners, L.P., will be prorated at 69% and be payable at the time specified in the 2009 Phantom Unit Agreement without regard to any future services requirement, but only to the extent that the requisite performance goals are met, and the final payment will be based upon the degree of achievement of the performance goals. In the event of a Change in Control (as defined in the LTIP) after the Retirement Date and prior to the end of the applicable Restricted Period (as defined in the 2009 Phantom Unit Agreement), the payment amount with respect to such prorated Award will be determined as if Executive terminated for Good Reason (as defined in the LTIP) immediately following the Change in Control under Section 7(b) of the LTIP, and the Award will be settled promptly thereafter; provided further that if such Award is subject to Code Section 409A, then such payment settlement instead will be paid at the end of the applicable Restricted Period as determined under the 2009 Phantom Unit Agreement;

(iv)2011 Annual Incentive Program Payout - prorated at 8% and payable in accordance with governing documents, based upon wages earned while an active employee during 2011;

(v)2011 Payment of Unused Paid Time Off.

(c)Pension Benefit. Executive shall be entitled to his accrued benefit earned up to the Retirement Date payable pursuant to the terms of the Magellan Pension Plan. Such accrued benefit will commence upon the Executive electing the commencement date and optional form of payment.

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(d)Additional Retirement Benefits.

(i)Term Life Insurance. The Company shall provide $15,000 of term life insurance coverage for Executive for life.

(ii)Medical Insurance Coverage.

A.    Retiree Medical. The Company shall provide to Executive and to his covered dependents, if any, medical coverage under the Magellan Health & Welfare Benefits - Group Medical Plan for Retirees, but only if Executive elects a monthly annuity under the Magellan Pension Plan, enrolls by the deadline provided for in the Plan and pays the full cost of the premiums (without the Company subsidizing the cost of retiree medical).
B.    COBRA Coverage. In lieu of medical coverage under the Group Medical Plan for Retirees. as described in Section 2(d)(ii)A above, Executive and his covered dependents, if any, shall be entitled to elect continuation coverage under the Magellan Health & Welfare Plan pursuant to COBRA and the Company's procedures for COBRA administration (“COBRA Coverage”) for a period of 18 months following the Retirement Date; provided that Executive shall pay the applicable premiums for such COBRA Coverage. In the event that COBRA Coverage is elected, Executive waives his rights to enroll in the Company's Group Medical Plan for Retirees.
(iii)Conversion of Group Term Life Insurance. Executive may convert the Company's existing group term life insurance coverage on his life to an individual policy; provided that Executive shall pay the full cost of any conversion and premiums related thereto.

3.Severance Benefits. Subject to the terms and conditions of this Agreement, and subject to the forfeiture provision in Section 9, as a result of Executive's resignation and retirement, the Parties agree that Executive shall also be entitled to the following:

(a)2010 Phantom Unit Award of Performance Units: Two-thirds of the target grant of 36,116 Phantom Units of Magellan Midstream Partners, L.P., granted as Performance Units pursuant to the 2010 Phantom Unit Agreement, will be prorated at 64% and be payable at the time specified in the 2010 Phantom Unit Agreement without regard to any future services requirement, but only to the extent that the requisite performance goals are met, and the final payment will be based upon the degree of achievement of the performance goals. In the event of a Change in Control (as defined in the LTIP) after the Retirement Date and prior to the end of the applicable Restricted Period (as defined in the 2010 Phantom Unit Agreement), the payment amount with respect to such prorated Award will be determined as if Executive terminated for Good Reason (as defined in the LTIP) immediately following the Change in Control under Section 7(b) of the LTIP, and the Award will be settled promptly thereafter; provided further that if such Award is subject to Code Section 409A, then such payment settlement instead will be paid at the end of the applicable Restricted Period as determined under the 2010 Phantom Unit Agreement;

(b)2009 Phantom Unit Award: The target grant of 29,805 Phantom Units of Magellan Midstream Partners, L.P., will be prorated at 31% and be payable at the time specified in the 2009 Phantom Unit Agreement without regard to any future services requirement, but only to the extent that the requisite performance goals are met, and the final payment will be based upon the degree of achievement of the performance goals. In the event of a Change in Control (as defined in the LTIP) after the Retirement Date and prior to the end of the applicable Restricted Period (as defined in the 2009 Phantom Unit Agreement),

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the payment amount with respect to such prorated Award will be determined as if Executive terminated for Good Reason (as defined in the LTIP) immediately following the Change in Control under Section 7(b) of the LTIP, and the Award will be settled promptly thereafter; provided further that if such Award is subject to Code Section 409A, then such payment settlement instead will be paid at the end of the applicable Restricted Period as determined under the 2009 Phantom Unit Agreement.

(c)No Duplication. The severance benefits provided under this Agreement shall supersede and replace any severance payments under any severance pay plan that the Company or any Affiliate maintains for employees generally. Notwithstanding the preceding sentence, in the event that a severance payment under this Agreement would constitute a change in the form or timing of payment under Code Section 409A of any severance benefit otherwise payable to Executive under any other plan or other arrangement, then the portion of the severance payment payable under this Agreement that is equal to the amount payable under such other severance arrangement shall be paid in the form, and at the time, applicable under such other severance arrangement and, in such event, any excess severance payment as determined under this Agreement shall be paid in the time and form as specified in this Agreement.

4.Consulting Services. Subject to the forfeiture provisions in Section 9, the Company agrees to retain Executive as an independent consultant, and Executive agrees to render consulting services for the period described in Section 4(a) hereof and upon the other terms and conditions herein provided.

(a)Term of Service. The period of Executive's consulting service under this Agreement shall commence on the Effective Date and shall expire on January 31, 2012 (the “Consulting Term”).

(b)Responsibilities as a Consultant. During the Consulting Term, Executive shall devote such of his time and his efforts as may be required by the Company from time to time to perform his duties hereunder. Executive may perform consulting services or services as a director for other companies or organizations, which, in the judgment of the Company, will not present any conflict of interest with the Company or any of its Affiliates or divisions, or materially affect the performance of Executive's duties pursuant to this Agreement. The Company's consent to any such services by Executive will not be unreasonably withheld.

(c)Duties as a Consultant. The Company hereby engages Executive to provide during the Consulting Term such services of a consulting or advisory nature to assist with the transition of Executive's duties and responsibilities by reason of his termination and to provide other advisory and consulting services as the Company may reasonably request with respect to its business. Executive shall devote his efforts and such time as shall be necessary to perform his duties and to advance the interests of the Company. Executive shall act solely in a consulting capacity hereunder and in consequence shall not have authority to act for the Company, or to give instructions or orders on behalf of the Company, or otherwise to make commitments for or on behalf of the Company. Executive shall not be an employee of the Company during the Consulting Term but shall act in the capacity of an independent contractor. The Company shall not exercise control over the detail, manner or methods of the performance of the services by Executive under this Agreement.

(d)Remuneration for Consulting Services. As full and complete compensation for any and all services which Executive may render hereunder, the Company shall pay Executive at the monthly rate of $25,000 during the Consulting Term, so long as he is ready and able to provide such services. Consultant shall not receive nor be entitled to participate in any Company benefits or benefit plans with respect to the consulting work done under this Agreement.

(e)Tax Withholding. Executive shall not be an employee of the Company during the Consulting

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Term but shall act in the capacity of an independent contractor. Accordingly, the Company will not withhold from any amounts payable under this Section 4 federal, state, city, employment or any other taxes. It is the responsibility of the Executive to pay all such taxes that shall be required pursuant to any law or governmental regulation or ruling. If the Internal Revenue Service makes a claim, which, if successful, would require the Company to make a payment or withhold any such taxes, Executive agrees to cooperate in good faith with the Company concerning the contest of the claim.

5.Confidential Information.

(a)Access to Confidential Information and Specialized Training. In connection with his previous employment and continuing on an ongoing basis during the Consulting Term, the Company agrees to give Executive access to Confidential Information (as defined below) (including, without limitation, Confidential Information of the Company's Affiliates), which Executive did not have access to or knowledge of before Executive's previous employment with the Company. Executive acknowledges and agrees that, as between the Parties, all Confidential Information is and shall remain the exclusive property of the Company and that all Confidential Information is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive shall preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information may constitute “trade secrets” under applicable laws, and that unauthorized disclosure or unauthorized use of the Company's Confidential Information would irreparably injure the Company.

(b)Agreement Not to Use or Disclose Confidential Information. Both during the Consulting Term and after the termination of Executive's services as a consultant for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the Consulting Term), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), without the prior written consent of the Board, or permit any other person in the Executive's immediate family (which shall mean the spouse and children of the Executive) to do so; provided, however, Executive may make such disclosures to third parties where the disclosure is made during the Consulting Term to third parties who have executed confidentiality agreements acceptable to the Company. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Executive.

(c)Definition of Confidential Information. As used in this Agreement, the term “Confidential Information” shall mean any information or material known to or used by or for the Company or an Affiliate (whether or not owned or developed by the Company or an Affiliate and whether or not developed by Executive) that is not generally known to any person not employed by or acting as a director or consultant to the Company or its Affiliates. Confidential Information includes, but is not limited to, the following: all trade secrets of the Company or an Affiliate; all non-public information that the Company or an Affiliate has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all non-public information concerning the Company's or an Affiliate's products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all non-public business records and plans; all non-public personnel files; all non-public financial information of or concerning the Company or an Affiliate; all non-public information relating to the Company's operating system software,

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application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all non-public technical specifications; any non-public proprietary information belonging to the Company or an Affiliate; all computer hardware or software manuals of the Company or an Affiliate; all non-public Company or Affiliate training or instruction manuals; and all Company or Affiliate data and all computer system passwords and user codes.

6.Duty to Return Company Documents and Property. Upon the termination of Executive's services as a consultant to the Company under this Agreement, for any reason whatsoever, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company, relating to its business or containing Confidential Information, in Executive's possession, whether prepared by Executive or others. If at any time after the Consulting Term, Executive determines that he has any Confidential Information in his possession or control, Executive shall immediately return to the Company all such Confidential Information in his possession or control, including all copies and portions thereof.

7.Non-Competition Restriction. Executive hereby covenants and agrees that for a period of one year following the Retirement Date, Executive will not, without the prior written consent of the Board, participate in any capacity in which Executive would perform any duties similar to those performed while at the Company or an Affiliate, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, beneficiary, or in any other capacity), with any Competitor; provided, however, Executive shall not be deemed to be participating with a Competitor solely by virtue of his ownership of not more than one percent (1%) of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market. For purposes of this Agreement, “Competitor” means an individual, partnership, firm, corporation or other business organization or entity that materially competes with a significant business owned or operated by the Company or one of its Affiliates.

8.Non-Recruitment Restriction. Executive agrees that for a period of one year from the Retirement Date for whatever reason, Executive will not, either directly or indirectly, or by acting in concert with others, solicit or influence any employee of the Company or any Affiliate to terminate or reduce his or her employment with the Company or any Affiliate.

9.Forfeiture of Certain Benefits and Payments. A “Forfeiture Event” for purposes of this Agreement will occur if Executive violates any of the covenants or restrictions contained in Sections 5, 7 or 8. In the event of a Forfeiture Event, within 30 days of being notified by the Company in writing of the Forfeiture Event, Executive shall pay to the Company the full amount of any benefit or other payment already received by Executive pursuant to Section 3 and Section 4, or such lesser amount as shall be determined to be the maximum reasonable and enforceable amount by a court or arbitrator, and any benefit or payment not yet made or received under those Sections shall cease. The provisions of this Section 9 are in addition to any forfeiture provisions of other Company plans, programs or agreements applicable to the Executive. Executive specifically recognizes and affirms that this Section 9 is a material part of this Agreement without which the Company would not have entered into this Agreement. Executive further covenants and agrees that should all or any part or application of this Section 9 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction or arbitrator in an action between Executive and the Company, then Executive shall promptly pay to the Company the amount of any benefit or other payment already received by Executive pursuant to Section 3 and Section 4, or such lesser amount as shall be determined to be the maximum reasonable and enforceable amount by a court or arbitrator, as applicable.

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11.Reformation. If a court or arbitrator concludes that any time period or the geographic area specified in any restrictive covenant in Sections 5 through 9 is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, so that the restrictions shall be enforced in the geographic area and for the time to the full extent permitted by law.

12.Remedies. Executive acknowledges that the restrictions contained in Sections 5 through 11, in view of the nature of the Company's business, are reasonable and necessary to protect the Company's legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Executive of any provision of Sections 5 through 9, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company's reasonable attorneys' fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, reasonable attorneys' fees, and costs. These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

13.Withholdings; Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling.

14.Nonalienation. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, his dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

15.Severability. It is the desire of the Parties that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 18), the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

16.Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to this entire Agreement and not to any particular provision hereof. The masculine gender is intended to include the feminine gender.

17.Choice of Law. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS

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OF THE STATE OF OKLAHOMA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

18.Arbitration. Subject to Section 12, any dispute or other controversy (hereafter a “Dispute”) arising under or in connection with this Agreement, whether in contract, in tort, statutory or otherwise, shall be finally and solely resolved by binding arbitration in Tulsa County, Oklahoma, administered by the American Arbitration Association (the “AAA”) in accordance with the Commercial Dispute Resolution Rules of the AAA, this Section 18 and, to the maximum extent applicable, the Federal Arbitration Act. Such arbitration shall be conducted by a single arbitrator (the “Arbitrator”). If the Parties cannot agree on the choice of an Arbitrator within 30 days after the Dispute has been filed with the AAA, then the Arbitrator shall be selected pursuant to the Employment Dispute Resolution Rules of the AAA. The Arbitrator may proceed to an award notwithstanding the failure of any Party to participate in such proceedings. The prevailing Party in the arbitration proceeding may be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration in such amount, if any, as determined by the Arbitrator in his discretion. The costs of the arbitration shall be borne equally by the Parties unless otherwise determined by the Arbitrator in his discretion.
To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. The Arbitrator may allow discovery in its discretion but shall be mindful of the Parties' goal of settling disputes in the most efficient manner possible. The Arbitrator shall be empowered to impose sanctions and to take such other actions as the Arbitrator deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.
The award of the Arbitrator shall be (a) the sole and exclusive remedy of the Parties, and (b) final and binding on the Parties except for any appeals provided by the Federal Arbitration Act. Only the district courts of Oklahoma shall have jurisdiction to enter a judgment upon any award rendered by the Arbitrator, and the Parties hereby consent to the personal jurisdiction of such courts and waive any objection that such forum is inconvenient. This Section 18 shall not preclude (i) the Parties at any time from agreeing to pursue non-binding mediation of the Dispute prior to arbitration hereunder or (ii) the Company from pursuing the remedies available under Section 12 in any court of competent jurisdiction.
19.Binding Effect: Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties, and to their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

20.Entire Agreement; Amendment and Termination. This Agreement contains the entire agreement of the Parties with respect to Executive's employment and the other matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof, including any employment agreement or indemnity agreement between the Company, its Affiliates, and Executive. Notwithstanding the foregoing, it is expressly acknowledged and agreed that nothing in this Agreement shall affect in any way Executive's rights of indemnification and directors and officers liability insurance coverage provided to Executive pursuant to the Company's by-laws, an employment or indemnity agreement, and/or pursuant to any other agreements or policies in effect prior to Executive's Retirement Date, which shall continue in full force and effect, in accordance with their terms, following the Effective Date.
This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment or termination hereto and that is executed on behalf of both Parties.
21.Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective

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rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

22.Waiver of Breach. No waiver by either Party hereto of a breach of any provision of this Agreement by any other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

23.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates, and its and their successors, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the business and/or assets of the Company or its successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, no such assumption shall relieve the Company of its obligations hereunder.
This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representative, executors, administrators, successors, and heirs. In the event of the death of Executive while any amount is payable hereunder including, without limitation, pursuant to Sections 2, 3, and 4, all such amounts, unless otherwise specifically provided herein, shall be paid in accordance with the terms of this Agreement to the beneficiary designated by Executive in a writing delivered to the Company, or if none, to Executive's surviving spouse if any, or if none, then to the personal representative of Executive's estate.
24.Notices. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party's signature on this Agreement, or at such other address as the recipient has designated by Notice to the other Party. Either Party may change the address for notice by notifying the other Party of such change in accordance with this Section 24.
Each notice or communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly notified the other Party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a business day, or if the delivery or transmission is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next business day.
25.Executive Acknowledgment. Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Executive represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any covenant not to compete that would conflict with his duties under this Agreement.

26.Code Section 409A. The compensation and benefits provided under this Agreement are intended to

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be exempt from or comply with Code Section 409A. Executive acknowledges that if any provision of this Agreement (or of any award of compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and accompanying Treasury regulations and other authoritative guidance, such additional tax and interest shall solely be his responsibility.
Pursuant to Code Section 409A, any reimbursement of expenses made under this Agreement that is subject to Code Section 409A shall only be made for eligible expenses incurred during the applicable period described in Section 2(d)(ii)B, and no reimbursement of any such expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. If subject to Code Section 409A, the amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.
For purposes of Code Section 409A, each payment under this Agreement shall be deemed to be a separate payment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to Executive under this Agreement may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its Affiliates.
27.Six Month Delay. Notwithstanding any provision in this Agreement to the contrary, if the payment of any benefit herein would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A for a “specified employee” (within the meaning of Code Section 409A), then if Executive is a “specified employee,” any such payment that Executive would otherwise be entitled to receive during the first six months following the Retirement Date shall be accumulated and paid or provided, as applicable, within 10 days after the date that is six months following the Retirement Date, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such additional taxes and interest such as, for example, upon the death of Executive.

28.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one Party hereto, but together signed by both Parties.

IN WITNESS WHEREOF, Executive has hereunto set his hand and Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.
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EXECUTIVE:
Signature: /s/ Don Wellendorf
     Don Wellendorf

Date: January 26, 2011
Address for Notices:
2929 S. Rockford
Tulsa, OK 74114

COMPANY:
MAGELLAN MIDSTREAM HOLDINGS GP, LLC
By:    MGG GP Holdings, LLC, its sole member
By:    Magellan GP, LLC, its sole member
By: /s/ James R. Montague
Name: James R. Montague
Title: Chairman, Compensation Committee

Date: January 26, 2011
Address for Notices:
Magellan GP, LLC
Attn: Chairman, Compensation Committee of the Board of Directors
One Williams Center
Tulsa, Oklahoma 74172

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APPENDIX A
DEFINITIONS
For purposes of this Agreement:
(1)“AAA” means the American Arbitration Association.\

(2)“Affiliate” means any entity which owns or controls, is owned or controlled by, or is under common control with, the Company.

(3)“Agreement” has the meaning given it in the first paragraph of this Agreement.

(4)“Arbitrator” is as defined in Section 18 of this Agreement.

(5)“Board” means the Board of Directors of Magellan GP, LLC.

(6)“COBRA Coverage” is as defined in Section 2(d)(ii)B of this Agreement.

(7)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(8)“Code” means the Internal Revenue Code of 1986, as amended, or its successor. References herein to any Code Section shall include any successor provisions of the Code.

(9)“Company” means Magellan Midstream Holdings GP, LLC, a Delaware limited liability company.

(10)“Competitor” is as defined in Section 7 of this Agreement.

(11)“Confidential Information” is as defined in Section 5 of this Agreement.

(12)“Consulting Term” is as defined in Section 4 of this Agreement.

(13)“Dispute” means any dispute or controversy arising under or in connection with this Agreement, whether in contract, in tort, statutory or otherwise.

(14)“Effective Date” means February 1, 2011.

(15)“Exchange Act” means the Securities Exchange Act of 1934.

(16)“Executive” means Don Wellendorf.

(17)“Forfeiture Event” is as defined in Section 9 of this Agreement.

(18)“Party” or “Parties” means the Company and/or Executive.

(19)“Reporting Authority” means the Board.

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(20)“Retirement Date” means January 31, 2011, the date on which Executive's employment with the Company terminated, with such termination constituting a severance from employment within the meaning of Code Section 409A.

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